UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OF 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2016

COSTO, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-201851	32-0440076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1105, 11th Floor, Emperor Group Centre, 288 Hennessy Road, Wanchai, Hong Kong
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (852) 2468 - 3012

Shierweilu Nanjingjie Street №67, Heping District, Shenyang, Liaoning, China 110003
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 Changes in Control of Registrant.

On February 18, 2016, Yuhua Xu, the controlling shareholder, Chief Executive Officer and sole director (the “Seller”) of Costo, Inc. (the “Company”), entered into and closed on a Share Purchase Agreement (the “Agreement”) with Mary Ho, Rudolf Novotny, Shan Ho, Lily Ho and Moana Ho (each a “Purchaser” and collectively, the “Purchasers”) whereby the Purchasers purchased from the Seller a total of 7,990,000 shares of the Company’s common stock (the “Shares”) for an aggregate price of $223,720. The Shares acquired represent approximately 74.53% of the issued and outstanding shares of common stock of the Company.  A copy of the Form of Share Purchase Agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

In accordance with the Agreement, Mary Ho purchased 3,995,000 shares of Common Stock, Rudolf Novotny purchased 639,200 shares of Common Stock, Shan Ho purchased 1,118,600 shares of Common Stock, Lily Ho purchased 1,118,600 shares of Common Stock and Moana Ho purchased 1,118,600 shares of Common Stock.

Except as described herein, there were no arrangements or understandings among members of both the former and new control groups and their associates with respect to the election of directors or other matters.

As required to be disclosed by Regulation S-K Item 403(c), there are no arrangements, known to the Company, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Concurrently with the closing of the Stock Purchase Agreement, the following individuals were appointed to the Board of Directors:

Name	Title
Moana Ho	Chairman of Board
Hui Zhou	Director

Following these appointments, Yuhua Xu resigned as an officer and director of the Company. Mr. Xu’s resignation was not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

There is no arrangement or understanding among any of the new directors, on the one hand or any other person, on the other hand, pursuant to which a new director was appointed as a director.  No new director has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.  None of the new directors have received any compensation in connection with their appointment as a director and no new director will serve on a committee of the board of directors, at this time.

Following the closing of the Agreement and the appointment of new members to our Board of Directors discussed above, the Board of Directors appointed the following individuals to serve as officers of the Company:

Name	Title
Moana Ho	Chief Executive Officer
Hui Zhou	Chief Financial Officer

At this time, we do not have any written employment agreement or other formal compensation agreements with our new officers and directors. Compensation arrangements are the subject of ongoing development and we will make appropriate additional disclosures as they are further developed and formalized.

The following is a brief description of the background on our recently appointed officers and directors.

Moana Ho, age 27, has been a Director and President of the Company since January 2016. Since March 2015, Ms. Ho has been the Operations Manager at Union Glory Gold Ltd., an organization primarily focused on Canadian mineral claims for iron ore, gold and granite. Ms. Ho’s responsibilities include investor relations, operations and contract management and investor relations. From December 2013 to March 2015, Ms. Ho was the office manager at Plutino Group, a renowned artist agency in Toronto, Canada where she managed all back office operations, in-studio castings and website portfolios for artists and models, human resources and social media platforms on Twitter, Facebook and Instagram.  Previously, Ms. Ho was a retail store manager for Durumi Apparel, a popular fashion boutique in Toronto, Canada from October 2011 to January 2014 where she was responsible for hiring and training all employees, marketing and advertising, merchandising, customer relations, social medial platforms, inventory purchasing, and managing all external and internal communication.

With over a decade in customer experience, her solid administrative experiences, communication skills and investor relations are expected to benefit the Company as a member of the board. Ms. Ho is also a native English speaker with a working knowledge in Cantonese and Mandarin.

Hui Zhou, age 35, has been a financial analyst for Union Glory Group, a company that is primarily focused on Canadian mineral claims for iron ore, gold and granite. Mr. Zhou’s responsibilities include assessing the fair value of current and prospective mining projects, business and financial development, raising capital, investor relations and regulatory compliance.  Mr. Zhou was previously a financial analyst of a private real estate investment trust managed by McGrath Group, a real estate company. Mr. Zhou’s duties included real estate acquisition modeling, fair value reporting for management and investors, financial risk assessment, market and economic analysis and investor relations.

Mr. Zhou received a Bachelor of Commerce degree in Finance from the University of New South Wales, Kensington Campus, Sydney, Australia and is a Chartered Financial Analyst.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.2	Form of Share Purchase Agreement between Yuhua Xu and certain purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTO, INC.

Date: February 24, 2016	By:	/S/ Moana Ho
Moana Ho, Chief Executive Officer